EXHIBIT 19.1

FGI INDUSTRIES LTD.
INSIDER TRADING POLICY
AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES
EFFECTIVE: NOVEMBER 30, 2023
Federal and state securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Such trading is often referred to as “insider trading.” The purpose of this Insider Trading Policy is to prevent insider trading or allegations of insider trading, and to protect the reputation for integrity and ethical conduct of FGI Industries Ltd. (the “Company”).
APPLICABILITY OF POLICY
A.    Material Nonpublic Information means material information (described below) that has either not been disclosed to the public generally, or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community.
B.    Material Information means information about a company that would be expected to affect the investment or voting decision of a reasonable investor, or information that could reasonably be expected to have an effect on the price of that company’s securities. Examples of what might be considered material information are listed later in this Policy.
C.    Covered Individuals. This Policy applies to:
1.    Company Personnel. All directors, officers and employees of the Company and any subsidiary (“Company Personnel”), as well as members of their immediate families and others living in the same household.
2.    Contractors, Consultants and Advisors. All contractors, consultants and advisors to the Company and any subsidiaries whose work for the Company brings them into contact with material nonpublic information.
3.    Related Parties. Any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Company securities are directed by any person covered by paragraph C(1) or C(2) or are subject to that person’s influence or control.
The individuals and entities described in paragraphs C(1), C(2) and C(3) are referred to as “Covered Persons.”
D.    Covered Companies. This Policy applies to trading in the securities of:
•the Company; and
•any other company with which the Company or any subsidiary is or may be doing business, such as customers, suppliers or companies with which a major transaction such as a merger, acquisition or divestiture may be or is being negotiated.
E.    Covered Transactions. The securities trading that this Policy covers includes purchases and sales of common stock, options to acquire common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, and purchases and sales of derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. Trading covered by this Policy may or may not include transactions under Company-sponsored plans as follows:
1.    Stock Option Exercises. The Policy’s trading restrictions do not apply to the purchase of Company stock through the exercise of stock options granted by the Company. The trading restrictions do apply to any contemporaneous (such as a sale through a broker as part of a cashless exercise of the option) or subsequent sale of Company stock acquired through an option exercise.
2.    Employee Stock Purchase Plan Purchases. The Policy’s trading restrictions do not apply to the purchase of Company stock through any employee stock purchase plan that the Company may maintain from time to time. The Policy’s trading restrictions do apply, however, to any election to participate in such plan for any enrollment period, and to the sale of any shares purchased pursuant to such plan.
3.    Restricted Stock/Unit and Performance Stock/Unit Awards. The Policy’s trading restrictions do not apply to the vesting of restricted stock/units or performance stock/units, or to the exercise of a tax withholding right pursuant to which the person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting. The trading restrictions do apply to any market sales of shares, such as a sale-to-cover.

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4.    Certain Gifts. The Policy’s trading restrictions do not apply to a bona fide gift of Company stock so long as either (i) the recipient of the gift is subject to the same trading restrictions under this Policy as are applicable to you, or (ii) you otherwise have no reason to believe that the recipient intends to sell the securities immediately or during a period when you would not be permitted to trade pursuant to the terms of this Policy.
STATEMENT OF POLICY
Insider trading involves trading at any time when the person making the purchase or sale is aware of material nonpublic information regarding the company whose securities are being traded. If you have a doubt or question about whether you are aware of or in possession of material nonpublic information concerning the Company or another company, you should contact the Company’s Chief Financial Officer.
A.    No Trading on Material Nonpublic Information
1.    Company Securities. If you are a Covered Person, you must not purchase or sell any Company securities, or otherwise advise or assist any third-party trading Company securities, while you are aware of material nonpublic information regarding the Company.
2.    Other Companies’ Securities. If you are a Covered Person and you obtain material nonpublic information about any other publicly-held company as a result of your work on behalf of the Company or any subsidiaries, you must not trade in that company’s securities.
B.    No Disclosure to Others Who Might Trade. If you are a Covered Person, you must not communicate material nonpublic information to any person who does not need that information for a legitimate business purpose, or recommend to anyone the purchase or sale of securities when you are aware of material nonpublic information about the company involved. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and did not benefit from another’s trading.
C.    Protect Material Nonpublic Information. In order to reduce the possibility that material nonpublic information will be inadvertently disclosed:
•You must treat material nonpublic information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.
•You should refrain from discussing material nonpublic information relating to the Company or any public company in public places where such discussions can be overheard.
•If you become aware of any leak of material nonpublic information, whether inadvertent or otherwise, you should report the leak immediately to the Company’s Chief Financial Officer.
D.    Specific Material Developments. From time to time, material developments known only to a limited number of Company personnel may occur to cause the Company to impose on an appropriate group of Company personnel additional restrictions on trading. You will be notified if you become part of such a group, and you should not disclose to others the fact that you have been so notified and that restrictions on trading have been imposed.
ADDITIONAL RESTRICTIONS ON CORPORATE INSIDERS
If you are a Corporate Insider (directors and Section 16 officers of the Company and other officers and employees of the Company and any subsidiaries who have been designated as Corporate Insiders by the Chief Compliance Officer, if designated, otherwise the Chief Financial Officer), you are subject to additional restrictions on trading Company securities as set out in the attached Addendum. The Company may also, from time to time, impose on all or an appropriate group of Covered Persons additional restrictions on trading Company securities when circumstances warrant. These additional restrictions will be communicated by the Chief Compliance Officer, if designated, otherwise the Chief Financial Officer.
DISCIPLINARY ACTION AND POTENTIAL CIVIL AND CRIMINAL PENALTIES
A.    Disciplinary Action. Company personnel who fail to comply with this Policy will be subject to appropriate disciplinary action, which may include ineligibility to participate in the Company’s equity incentive plans or termination of employment.
B.    Civil and Criminal Penalties. The penalties for violating insider trading laws are severe. If you trade on (or tip) material nonpublic information, you are subject to civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and up to 20 years imprisonment. If the Company fails to take appropriate steps to

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prevent insider trading, the Company and its directors, officers and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.
MATERIAL INFORMATION
There are various categories of information that are particularly sensitive and, as a general rule, will presumptively be considered material. Examples of such information include:
•Financial results or financial condition.
•Projections of future earnings or losses.
•Restatements of financial results or material impairments, write-offs or restructurings.
•Changes in auditors.
•Default under a significant financing arrangement, or financial liquidity problems.
•Business plans or budgets.
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners.
•Product introductions, modifications, defects or recalls, significant pricing changes, or other product announcements of a significant nature.
•Public or private securities (equity or debt) offerings.
•Significant litigation exposure due to actual or threatened litigation.
•Significant regulatory exposure due to actual or threatened action by state or federal regulators.
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset, or a change in control of the company.
•Major personnel changes, such as changes in senior management or lay-offs.
•Major events regarding a company’s securities (such as defaults, redemptions, stock splits, repurchase plans, changes in dividends).
INQUIRIES
Inquiries regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the Chief Financial Officer.

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ADDENDUM
ADDITIONAL REQUIREMENTS AND RESPONSIBILITIES FOR CORPORATE INSIDERS
A.    Purpose. This Addendum supplements the FGI Industries Ltd. (the “Company”) Insider Trading Policy and applies to Company directors and Section 16 officers as well as to other officers and employees designated by the Chief Compliance Officer, if designated, otherwise the Chief Financial Officer. These people are subject to both the general requirements of the Insider Trading Policy as well as to additional procedures and requirements described below to help prevent inadvertent violations of federal securities laws, to avoid even the appearance of impermissible insider trading, and to facilitate their compliance with certain legal requirements not applicable to Company personnel generally.
B.    Persons Covered.
1.    Directors and Section 16 Officers. All provisions of this Addendum apply to the directors and officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 (referred to herein as “Section 16 Officers”).
2.    Other Officers and Employees. Designated provisions of this Addendum apply to designated other officers of the Company and to designated employees. These other officers and employees, whose duties cause them to regularly have access to material nonpublic information about the Company, will be notified by the Chief Compliance Officer, if designated, otherwise the Chief Financial Officer that they are subject to this Addendum.
3.    Related Parties. If you are covered by paragraph B(1) or B(2), then this Addendum also applies to the same extent to your immediate family members and other individuals living in your household, and to any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Company securities are directed by you or are subject to your influence or control.
The individuals and entities described in paragraphs B(1), B(2) and B(3) above are collectively referred to as “Corporate Insiders.”
C.    Blackout Periods for all Corporate Insiders
1.    Trading Not Permitted During Blackout Periods. If you are a Corporate Insider, you may not purchase, sell or otherwise trade Company securities during the period beginning on the 16th day of the last calendar month of each fiscal quarter and continuing through the second trading day following the public release of the Company’s financial results for that fiscal quarter. If a Corporate Insider wishes to trade outside of a blackout period, the person may do so only if he or she is not then aware of any material nonpublic information. In addition, before Corporate Insiders may trade outside of any blackout period, they must comply with the notification and pre-clearance procedures described below.
2.    Illustration – Blackout Period: If financial results for the quarter ended March 31 are released after the stock market closes on April 26, then Corporate Insiders are prohibited from trading from March 16 through April 28, but could trade from April 29 through June 16, assuming that April 27 and 28 are trading days and assuming that they are not aware of material nonpublic information.
D.    Required Preclearance of Trades
1.    Notices of Intended Transaction and Requests for Approval. If you are a Corporate Insider, you may not engage in any transaction involving Company securities without first obtaining pre-clearance of that transaction from the Company’s Chief Compliance Officer, if designated, otherwise the Chief Financial Officer or other individual designated by the Company’s Chief Compliance Officer, if designated, otherwise the Chief Financial Officer or board of directors (collectively, the “Compliance Officers”). Prior to initiating any transaction in Company securities during a permitted trading period, you must deliver to the Chief Compliance Officer a written notice providing certain information regarding the proposed transaction and confirmation that you have reviewed this Addendum and are not aware of any material, non-public information concerning the Company (a form to request preclearance is attached as Exhibit A). Notices of intended transactions and requests for approval may be delivered by e-mail.
2.    Clearance to Proceed with a Transaction. Prior to completing a transaction, a Corporate Insider must receive clearance of one of the Compliance Officers. Clearance in response to a written request for approval will generally be valid until the end of the current permitted trading period, unless an earlier deadline is imposed by one of the Compliance Officers, but a clearance may be revoked at any time without notice. If the Corporate Insider becomes aware of material, non-public information concerning the Company before the trade is executed, the pre-clearance shall be void and the trade must not be completed.

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E.    Additional Obligations and Restrictions on Trading by Directors and Section 16 Officers
1.    Restricted Transactions. Directors and Section 16 Officers, or their designees, are also prohibited from engaging in the following transactions with respect to Company securities:
•purchasing Company securities on margin, or otherwise pledging Company securities;
•short sales of Company securities (selling securities not owned at the time of sale);
•buying or selling put or call options or other derivative securities based on Company securities;
•purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the Company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; and
•engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans.
2.    Short-Swing Trading Restrictions. Section 16(b) restricts directors and Section 16 Officers of the Company from short-swing trading. Section 16(b) requires directors and Section 16 Officers to pay over to the Company any profit realized from any purchase and sale (in either order) of Company securities that occur within six months of each other. Section 16 and its related rules are very complex, and the Company will provide to each director and Section 16 officer a separate memorandum discussing compliance with Section 16 and its related rules.
Some transactions are exempt from Section 16(b). For example, a grant to a director or Section 16 Officer of an equity award will not be treated as a purchase under Section 16(b) if the grant is approved by the Compensation Committee. In addition, the exercise, conversion, or vesting of an equity award is generally an exempt transaction under Section 16(b), although exercise or conversion is reportable under Section 16(a).
3.    Reporting of Beneficial Ownership. Section 16(a) requires Section 16 Officers and directors to report their beneficial ownership of Company securities to the Securities and Exchange Commission. Beneficial ownership is based on your direct or indirect pecuniary interest in the securities – i.e., your ability to profit from purchases or sales of the securities. In addition to the more obvious scenarios, you are considered to have a beneficial ownership of securities held by:
•Household members – members of the insider’s immediate family sharing the same household;
•Trust – if the insider has or shares investment control over the trust securities and the insider is a trustee (with a pecuniary interest in the trust securities), beneficiary, or settlor with the power to revoke the trust; and
•Controlled entities – if the insider controls or has a controlling interest in an entity, such as a partnership, corporation or limited liability company.
Section 16(a) also applies to options, warrants, convertible securities, stock appreciation rights, puts, calls or other rights to acquire ordinary shares that are independently entered into with another person as well as options issued by the Company. Section 16 Officers and directors should report beneficial ownership as follows:
•Initial Report – Form 3: A Section 16 Officer or director must file Form 3 within ten days of the event triggering compliance, even if he or she does not own Company securities at the time.
•Current Report – Form 4: A Section 16 Officer or director must report any changes that occur in his or her beneficial ownership of the Company’s securities on Form 4, which must be filed within two business days after the event/transaction requiring the filing. As a rule, this covers all non-exempt transactions involving Company securities, including purchases and sales of shares, changes in the form of beneficial ownership that also include a change in pecuniary interest, the grant, exercise, vesting and disposition of equity awards, the withholding of shares for taxes upon vesting of equity awards, and dispositions of shares by bona fide gift.
•Annual Report – Form 5: A Section 16 Officer or director must file a Form 5 within 45 days after the end of the Company’s fiscal year to report any non-exempt transactions not previously reported on Form 4.

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F.    Exceptions for Approved 10b5-1 Plans
Transactions by Corporate Insiders in Company securities that are executed pursuant to a 10b5-1 plan under the Securities Exchange Act of 1934, as amended (“10b5-1 Plan”), are not subject to prohibition on trading on the basis of material nonpublic information or the restrictions in this Addendum relating to the pre-clearance approval process or window periods, provided that the 10b5-1 Plan (i) is approved in writing in advance of any trades thereunder by the Chief Compliance Officer; (ii) has not since been revised or modified; and (iii) was entered into in good faith at a time when the purchaser or seller, as applicable, was not in possession of material nonpublic information about the Company or subject to a blackout period, and further provided that the Corporate Insider complies with the applicable cooling-off period provided for in such 10b5-1 plan prior to the first sale or purchase thereunder. Any 10b5-1 Plan must be submitted for approval at least [five days] before the entry into such 10b5-1 Plan. While a 10b5-1 Plan is in effect, no further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required.
Subject to certain limited exceptions specified in Rule 10b5-1, Covered Persons are limited to one “single-trade” plan, which is a 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the plan as a single transaction, in any 12-month period. In addition, subject to certain limited exceptions specified in Rule 10b5-1, individuals may not have multiple, overlapping 10b5-1 Plans during the same period.
Modifications to 10b5-1 Plans may only be made during open trading windows, and, for all other purposes of this Policy including, without limitation, the requirement to obtain prior written approval of the Chief Compliance Officer and the requirement to observe a new “cooling-off” period before reinstating transactions under the modified 10b5-1 Plan, the modified 10b5-1 Plan shall be deemed to be a new 10b5-1 Plan. Any individual who terminates a 10b5-1 Plan must promptly notify the Chief Compliance Officer in writing.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for 10b5-1 Plans that meet certain requirements. Once the plan is adopted, you must not exercise any influence over the securities subject to the plan, including the amount of securities to be traded, the price at which they are traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of the transactions in advance or delegate discretion on those matters to an independent party.
The Company and the Company’s directors and executive officers must make certain disclosures in SEC filings concerning 10b5-1 Plans. Directors and executive officers must undertake to provide any information requested by the Company regarding 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures the Company determines to be appropriate under the circumstances.

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NOTICE OF INTENT TO TRADE IN FGI INDUSTRIES LTD. SECURITIES

To:    [______________] of FGI Industries Ltd.
RE:    Pending Securities Transaction

FROM: ____________________________
Date: ____________________________

I request approval to execute the following transaction(s) relating to FGI Industries Ltd. securities on or before    (insert date):

Type of Transaction:

    Purchase     Sale     Exercise of Option     Exercise of Option
and Sale of Securities

    Other (explain): ____________________________

Securities to be Traded:

Number of shares or
principal amount: ____________________________

If You Are Buying or Selling Securities (check one):

    Securities held/to be held directly by me

    Securities held/to be held by securities holder other than me: Print name of holder: ____________________________
Relationship of securities holder to me: ____________________________

I hereby represent that the transaction(s) referenced above will occur within the current permitted trading period of ____________________________ to ____________________________.

In connection therewith, I hereby certify that, in making this request, I am in compliance with the applicable provisions of the FGI Industries Ltd. Insider Trading Policy. I understand that clearance for the transaction(s), if granted, will be valid only until the applicable permitted trading period ends, unless it is revoked earlier.

Signed: ____________________________
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
For Chief Compliance Officer Use Only

Date and Time Received: ____________________________ By: ____________________________

    Approved     Rejected

By: ____________________________ Date: ____________________________
    Chief Compliance Officer

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